Exhibit 99.2

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

CONFIDENTIAL TREATMENT REQUESTED BY ARKHOUSE MANAGEMENT CO. LP, ARKHOUSE GP LLC, ARKHOUSE VALUE FUND GP X LLC, ARKHOUSE VALUE FUND GP II LLC, AND GAVRIEL KAHANE PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Exhibit 99.2
to
SCHEDULE 13D

Under the Securities Exchange Act of 1934

Name of Issuer	Dine Brands Global, Inc.

Title of Class of Securities	Common Stock, par value $0.01 per share

CUSIP Number	254423106

Filed by (Reporting Person(s))	Arkhouse Management Co. LP, Arkhouse GP LLC, Arkhouse Value Fund GP X LLC, Arkhouse Value Fund GP II LLC, Gavriel Kahane

Item of Schedule 13D	Item 7 (Material to Be Filed as Exhibits)

Exhibit Description	Summary of Proposed Terms, dated as of October 26, 2026, by and among Cobblers Cove Capital LP and Arkhouse Management Co. LP

NOTICE OF OMITTED CONFIDENTIAL INFORMATION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM THIS PUBLICLY FILED VERSION AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EACH PLACE IN THIS EXHIBIT FROM WHICH CONFIDENTIAL INFORMATION HAS BEEN OMITTED IS MARKED WITH THREE ASTERISKS IN BRACKETS, “[***]”, AND THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Marking used in this Exhibit: [***] = Confidential portion omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2.

Pages containing omissions: 3, 4, 5

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

DIN 2.0 — CO-INVESTMENT PARTNERSHIP

Summary of Proposed Terms
October 26, 2026

This term sheet is non-binding and is intended solely for discussion purposes. It does not constitute a commitment to invest, an obligation to negotiate definitive agreements, or a binding agreement of any kind. The terms set out herein are subject to completion of due diligence, negotiation and execution of mutually satisfactory definitive documentation, and receipt of all applicable regulatory approvals. Notwithstanding the foregoing, this paragraph and the section below labeled “Binding Provisions” shall be binding on the parties hereto.

TERM	SUMMARY

TARGET

Target	Dine Brands Global, Inc. (NYSE: DIN) (the "Target")

Strategy	Accumulation of publicly traded shares of the Target (the “Initial Share Accumulation”) followed by a take-private of the Target (the "Take-Private").

PARTIES

Cobblers Cove	Cobblers Cove Capital LP (together with its affiliated investment vehicles, "Cobblers Cove").

Arkhouse	Arkhouse Management Co. LP (together with its affiliated investment vehicles, "Arkhouse").

INITIAL SHARE ACCUMULATION

Initial Share Accumulation	Arkhouse, through a Fund (the “Arkhouse Fund”), has acquired and may continue to acquire shares of the Target via open market purchases.

Base Economic Split	[***]% Arkhouse / [***]% Cobblers Cove. Applies to any fees (including carried interest) paid to Arkhouse in respect of the shares of Target held through the Arkhouse Fund if Cobblers Cove does not make or support a proposal to the Target for the Take-Private.

Adjusted Split (Take-Private Proposal Made)	[***]% Arkhouse / [***]% Cobblers Cove. Applies to any fees (including carried interest) paid or payable to Arkhouse in respect of the shares of Target held through the Arkhouse Fund if Cobblers Cove makes or supports a proposal to the Target for the Take-Private with such amounts

GOVERNANCE & CONTROL — TAKE-PRIVATE PROPOSAL

Decision Authority	The following matters relating to the Take-Private shall require the mutual agreement of Cobblers Cove and Arkhouse:

(i) determination and announcement of any offer price;

(ii) selection of advisors and financing arrangements;

(iii) engagement with the Target’s board and management.

Cobblers Cove shall have decision-making authority with respect to the structuring and terms of the definitive Take-Private documentation, after consulting with Arkhouse in good faith. Arkhouse shall receive copies of transaction documents in connection with the Take-Private.

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TERM	SUMMARY
If the parties are unable to agree on any of the matters described in clauses (i) through (iii) above, either party may proceed with its proposed approach (including the making of a proposal to the Target or a public offer) without the other party, and the other party shall have no obligation to participate in or fund the Take-Private on such terms.

Notwithstanding the foregoing, upon submission of an offer or proposal to the Target jointly approved by Cobblers Cove and Arkhouse, the parties shall work exclusively with each other in pursuing the Take-Private. Neither party shall, directly or indirectly, alone or with any third party, pursue, propose, participate in or finance an acquisition of the Target other than jointly with the other party. These obligations shall remain in effect until consummation of the Take-Private or the parties’ mutual written agreement to terminate such exclusivity, notwithstanding any subsequent disagreement between the parties or withdrawal of the offer or proposal.

ECONOMICS — POST-TAKE-PRIVATE

Economic Split; Capitalization	Immediately following the closing of the Take-Private (the "Closing"), the common equity of the Target as a private company (the "Company") will be held [***]% by Cobblers Cove / [***]% by Arkhouse (such party’s respective percentage, its “Committed Percentage”), on the basis that each party funds its Committed Percentage of the equity capital required for the Take-Private, inclusive of the Initial Share Accumulation to the extent rolled over and valued at its fair market value at the time of the Take-Private.

The foregoing percentages are subject to adjustment upon any subsequent capital contributions, issuances, or other events as provided in the definitive governance agreement for the Company (the "Definitive Agreement").

Commitment Confirmation	Not later than 15 business days prior to the submission of any definitive proposal for the Take-Private, Cobblers Cove shall deliver to Arkhouse a written notice (the “Funding Notice”) setting forth its good-faith estimate of the aggregate equity capital required to fund the Take-Private (the “Required Equity”) and the anticipated timeline for funding. Within 10 business days following delivery of the Funding Notice (the “Commitment Period”), each party shall deliver to the other a written, irrevocable commitment (the “Equity Commitment”) confirming its election to fund its Committed Percentage of the Required Equity. Absent the consent of the other party, neither party shall have the right to participate in the Take-Private on the terms set forth herein other than at such party’s Committed Percentage. If a party fails to deliver its Equity Commitment reflecting its full Committed Percentage prior to the expiration of the Commitment Period, such party will lose the right to participate in the Take-Private.

Pursuit Costs	All pre-closing pursuit costs incurred in connection with the Take-Private (including, without limitation, due diligence expenses, legal, accounting and advisory fees, financing costs and other transaction-related costs, collectively, “Pursuit Costs”) shall be borne by each party in proportion to its Committed Percentage. If, at any time prior to delivery of such party’s Equity Commitment, a party delivers written notice to the other party that it no longer desires to pursue the Take-Private, such party will not be responsible for any Pursuit Costs incurred after the date of delivery of such notice.

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TERM	SUMMARY

BOARD OF MANAGERS — COMPOSITION & VOTING

Board Size & Composition	The board of managers of the Company (the "Board") shall consist of 5 members, initially as follows:

Cobblers Cove Designation Rights: Cobblers Cove shall have the right to appoint (any managers so appointed, the "Cobblers Cove Designees"):

(i) A majority of the managers to the Board for so long as it owns at least [***]% of the equity interests it acquired at Closing;

(ii) 2 manager(s) for so long as it owns at least [***]% of the equity interests it acquired at Closing; and

(iii) 1 manager for so long as it owns at least [***]% of the equity interests it acquired at Closing (in each case, as appropriately adjusted for splits, dividends or similar events).

Arkhouse Designation Rights: Arkhouse shall have the right to appoint (any managers so appointed, the "Arkhouse Designees"): (i) 2 managers for so long as it owns at least [***]% of the equity interests it acquired at Closing; and (ii) 1 manager for so long as it owns at least [***]% of the equity interests it acquired at Closing (in each case, as appropriately adjusted for splits, dividends or similar events).

Expense Reimbursement	The Company shall reimburse each Cobblers Cove Designee and Arkhouse Designee for their reasonable, documented out-of-pocket fees, costs and expenses (including reasonable travel and lodging expenses) incurred in attending Board and committee meetings or in the performance of services for the Company at the request of the Board.

Corporate Opportunity Waiver	The Definitive Agreement shall contain a customary waiver of the corporate opportunity doctrine and waiver of fiduciary duties for each of Cobblers Cove and Arkhouse and their respective designated managers and observers.

INVESTOR CONSENT RIGHTS — POST-CLOSING

All-Investor Consent Rights	Without the prior written approval of each of Cobblers Cove and Arkhouse (in each case, for so long as it owns at least [***]% of the equity interests it acquired at Closing), the Company (or any subsidiary) may not take any of the following actions:

(a) Amend the operative documents of the Company in a manner that would adversely and disproportionately affect such investor;

(b) Repurchase or redeem any equity interests, or declare or pay any dividends or distributions, in each case other than on a pro rata basis or pursuant to the distribution preferences in the Company's governing documents (subject to customary exceptions for employee equity repurchases);

(c) Enter into any agreement or transaction with Cobblers Cove or Arkhouse or any of their respective affiliates, other than:

(i) equity issuances in accordance with preemptive rights provisions,

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TERM	SUMMARY
		(ii)	transactions between the Company and its wholly-owned subsidiaries,

		(iii)	management services agreements in compliance with the fees and expenses provisions, and

		(iv)	ordinary-course commercial transactions on arm's-length terms no less favorable than would be obtained with an unaffiliated third party;

	(d)	Make any change in tax structure that would be disproportionate and adverse to such investor or its affiliates; or

	(e)	Make any material change to the business and operations of the Company.

Cobblers Cove shall consult with, and consider in good faith, the comments of, Arkhouse with respect to any tax election or decision that would reasonably be expected to have a disproportionate and adverse impact on Arkhouse.

TRANSFER RESTRICTIONS, TAG-ALONG & DRAG-ALONG

Limitations on Transfer	Each investor shall not, without the prior written consent of the Board (which, in the case of a transfer by Cobblers Cove, shall include the Arkhouse Designees but not the Cobblers Cove Designees), sell, transfer (directly or indirectly), assign or encumber its equity interest, except for sales, transfers and assignments to affiliates who are not competitors of the Company or any of its subsidiaries.

Preemptive Rights	Subject to customary exceptions, in the event of any issuance of (i) additional equity interests by the Company (or any subsidiary), each investor, and (ii) debt interests in which any equityholder (or any affiliate) participates, each investor, shall have the right to purchase its respective pro rata share of such interests. Customary exceptions shall apply (e.g., initial management equity issuances).

Tag-Along Rights	If either party (the "Selling Party") proposes to sell any equity interest to any third party (other than pursuant to drag-along rights or a transfer to an affiliate), the other party shall have the right to include a pro rata portion of its equity interest in such sale on the same terms (including price and form of consideration) and subject to the same conditions as the Selling Party.

Drag-Along Rights	If Cobblers Cove desires to:

		(i)	engage in a transaction involving the sale or transfer of equity the result of which is that Cobblers Cove would no longer have majority voting control of the Board;

		(ii)	effect a merger or consolidation of the Company; or

		(iii)	sell all or substantially all of the assets of the Company — in each case to a third party Cobblers Cove shall have the right to cause Arkhouse to vote in favor of and/or sell the same pro rata portion of their respective equity interests on the same terms and subject to the same conditions as Cobblers Cove.

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TERM	SUMMARY
IPO

IPO Rights	The Definitive Agreement shall contain customary cooperation provisions with respect to an IPO (including any applicable pre-IPO reorganization). Cobblers Cove shall have the sole right to cause an IPO; provided that Arkhouse shall not be obligated to sell any of its equity in such public offering without its consent.

FEES & EXPENSES — POST-CLOSING

Transaction Fee & Management Fee	Upon Closing, the Company shall pay Cobblers Cove a transaction fee of [ ]% of total sources for the Take-Private at Closing. The Company shall from time to time pay a management fee on a schedule to be determined by Cobblers Cove, up to an annual cap of the greater of [ ]% of LTM EBITDA and $[ ] million.

Arkhouse shall participate pro rata in each of the foregoing fees (based on the number of equity interests held by Arkhouse relative to the total number of equity interests held by Cobblers Cove and Arkhouse).

Expense Reimbursement — Post-Closing	The Company shall reimburse Cobblers Cove's reasonable out-of-pocket costs and expenses in connection with

(i) monitoring of the Company;

(ii) providing management, advisory and similar services at the request of the Board; and

(iii) matters relating to the investment for which Cobblers Cove reasonably requires the advice of outside counsel.

The Company shall reimburse Arkhouse for reasonable out-of-pocket costs and expenses incurred in connection with the provision of services to the Company at the request of the Board or pursuant to a definitive agreement with the Company.

INFORMATION RIGHTS

Information Rights	Subject to customary confidentiality undertakings, for so long as each investor holds any equity interest in the Company or any subsidiary, each investor shall receive:

(i) Consolidated annual (audited), quarterly and monthly financial statements of the Company (in each case, for so long as such reports are prepared and provided to the other investors);

(ii) Any information with respect to the Company and its subsidiaries delivered to the lenders pursuant to applicable credit agreement requirements;

(iii) Books and records inspection rights; and

(iv) The right to reasonably request additional information and discuss affairs with senior management.

BINDING PROVISIONS

Confidentiality	Each party agrees that, without the prior written consent of the other party, it will not disclose to any third party the existence or terms of this term sheet or any of the transactions contemplated hereby (collectively, "Confidential Information"), except to such party's affiliates and its and their respective directors, officers, employees, attorneys, accountants, financial advisors, prospective investors and financing sources, and other representatives (collectively, "Representatives") who have a need to know such information in connection with the evaluation and negotiation of the proposed transaction, provided that such Representatives are informed of the confidential nature of such information and are directed to treat it in accordance with the terms of this provision.

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

TERM	SUMMARY
Notwithstanding the foregoing, either party may disclose Confidential Information to the extent required by applicable law, regulation, or legal process, provided that the disclosing party shall, to the extent legally permitted, provide prompt written notice to the other party of such requirement so that the other party may seek an appropriate protective order or other remedy.

The obligations set forth in this section shall survive any termination of discussions between the parties with respect to the proposed transaction and shall remain in effect for a period of 12 months following the date hereof, regardless of whether the proposed transaction is consummated. Each party acknowledges that a breach of this provision would cause irreparable harm to the other party, and that, in addition to any other remedies available at law or in equity, the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, without the necessity of proving actual damages or posting any bond or other security.

If a party materially breaches the foregoing confidentiality provision and fails to cure such breach within 30 days of receiving written notice of such breach from the non-breaching party, such breaching party shall owe liquidated damages to the non-breaching party in the amount of $500,000 (the “Liquidated Damages Amount”). The parties acknowledge that the Liquidated Damages Amount represents a reasonable estimate of the losses that would be suffered by the parties in the event of a breach described in this paragraph, and the payment of such amount is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the parties for the efforts and resources expended and opportunities forgone while negotiating this term sheet and pursuing the transactions contemplated hereby.

Governing Law; Venue; Jury Trial	This term sheet shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. Each party submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any other state or federal court in the State of Delaware. Each party irrevocably waives trial by jury.

* * *

CONFIDENTIAL	PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Accepted and agreed by the undersigned as of the date first written above.

COBBLERS COVE CAPITAL LP

/s/ Matthew Perkal
By:	Matthew Perkal

ARKHOUSE MANAGEMENT CO. LP

/s/ Gavriel Kahane
By:	Gavriel Kahane